Exhibit 99.2

Chromocell Therapeutics Announces Closing of

Initial Public Offering for Gross Proceeds of $6.6 Million

FREEHOLD, NJ, February 21, 2024 (GlobeNewswire)—Chromocell Therapeutics Corporation (NYSE American: CHRO) (“Chromocell”, “our”, “us” or the “Company”), a clinical-stage biotech company focused on developing and commercializing new, non-opioid therapeutics to alleviate pain, today announced the closing of its initial public offering of 1,100,000 shares of its common stock at a public offering price of $6.00 per share. The gross proceeds from the offering to Chromocell, before deducting the underwriting discounts and estimated offering expenses, were approximately $6.6 million. Chromocell’s common stock is listed on the NYSE American LLC under the ticker symbol “CHRO”.

A.G.P./Alliance Global Partners acted as the sole book-running manager for the public offering.

The offering was made only by means of a prospectus. Copies of the final prospectus are available on the Securities and Exchange Commission’s website at www.sec.gov and may be obtained from: A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, Telephone: (212) 624-2060; Email: prospectus@allianceg.com.

The securities described above were offered by Chromocell pursuant to a registration statement on S-1, as amended (File No. 333-269188), declared effective by the SEC on February 14, 2024. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Sullivan & Worcester LLP served as counsel to Chromocell and Manatt, Phelps & Phillips, LLP represented A.G.P./Alliance Global Partners.

About Chromocell Therapeutics Corporation

Chromocell Therapeutics Corporation is a clinical-stage biotechnology company focused on developing and commercializing novel, non-opioid, non-addictive, therapeutics to alleviate pain and other associated medical conditions. The Company’s initial clinical focus is to selectively target the sodium ion-channel known as NaV1.7 for the treatment of various types of chronic neuropathic pain and eye pain. The Company’s portfolio also includes pre-clinical work on other sodium channel receptor subtypes and the Company intends to explore these and other compounds for the treatment of additional pain indications.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will,” and variations of these words or similar expressions that are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. These and other risks and uncertainties are described more fully in the section captioned “Risk Factors” in the Company’s Registration Statement on Form S-1 related to the public offering (SEC File No. 333-269188). Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contact

LR Advisors LLC.

Jason Assad

678-570-6791

Jason@Chromocell.com